CREDIT AGREEMENT


This Credit Agreement (the "Agreement") dated as of January 31, 1996 (the "Effective Date") is between Norwest Bank Minnesota South, National Association (the "Bank") and Winland Electronics, Incorporated (the "Borrower").

BACKGROUND

The Borrower has asked the Bank to extend to it a $2,000,000.00 conditional revolving line of credit to be used for purposes of funding increases in accounts receivable and inventory.

The Revolving Note, this Agreement, and all "Security Agreements" described in Exhibit B may collectively be referred to as the "Documents."

In consideration of the above premises, the Borrower and the Bank agree as follows:

1.       LINE OF CREDIT

1.1 Line of Credit Amount. During the Line Availability Period defined below, the Bank agrees to provide a conditional revolving line of credit (the "Line") to the Borrower. Outstanding amounts under the Line will not, at any one time, exceed the lesser of the Borrowing Base or Two Million and 10/100 Dollars ($2,000,000.00). The Borrowing Base is defined in Exhibit A-1 of this Agreement. This is a conditional revolving line of credit and each advance under the Line, if made, will be at the sole discretion of the Bank.

1.2 Line Availability Period. The "Line Availability Period" will mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to May 31, 1997 (the "Line Expiration Date").

1.3 Advances. The Borrower's obligation to repay advances made under the Line will be evidenced by a single promissory note (the "Revolving Note") dated as of the Effective Date and in form and content acceptable to the Bank. Reference is made to the Revolving Note for interest rate and repayment terms.

1.4 Mandatory Prepayment. If at any time the principal outstanding under the Revolving Note exceeds the lesser of the Borrowing Base or $2,000,000.00, the Borrower must immediately prepay the Revolving Note to eliminate the excess.

2.       EXPENSES

2.1 Documentation Expenses. The Borrower agrees to pay the Bank's reasonable expenses relating to the preparation of the Documents. The Borrower also agrees to pay the Bank's expenses relating to any amendments to the Documents that may be necessary in the future. Expenses include, but are not limited to, reasonable attorneys' fees, including the allocated costs of the Bank's in-house counsel.


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2.2      Collection  Expenses.  In the event the Borrower  fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower will pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank.

2.3 Miscellaneous Expense. The Borrower agrees to reimburse the Bank for all expenses paid to third parties relating to the perfection of its security interest in collateral pledged to the Bank.

3.       DISBURSEMENTS AND PAYMENTS

3.1 Requests for Advances. Any line advance permitted under this Agreement must be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be an authorized officer of the Borrower. The Bank will not consider any such request if there is an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds will be deposited into the Borrower's account at the Bank or disbursed in such other manner as the parties agree.

3.2 Payments. All principal, interest and fees due under the Documents will be paid to the Bank by the direct debit of available funds on deposit in the Borrower's account with the Bank. The Bank will debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day"), the Bank will debit the account on the next Banking Day and interest will continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment will be due immediately without necessity of demand by direct remittance of immediately available funds.

4.       SECURITY

         All amounts due under this Agreement and the Documents will be secured as provided in Exhibit B. The Borrower also hereby grants the Bank a security interest (independent of the Bank's right of set-off) in its deposit accounts at the Bank nd in any other debt obligations of the Bank to the Borrower.

5.       CONDITIONS PRECEDENT

         The Borrower must deliver to the Bank the documents described in Exhibit B, properly executed and inform and content acceptable to the Bank, prior to the Bank's initial advance or disbursement under this Agreement. The Borrower must also deliver to the Bank any additional documents described in Exhibit B as a condition precedent to subsequent advances or disbursements under this Agreement.



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6.       REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in Exhibit C. Each request for an advance under this Agreement constitutes a reaffirmation of these representations and warranties.

7.       COVENANTS

         During the time period that credit is available under this Agreement, and thereafter until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

7.1      Financial Information

(a) Annual Financial Statements. Provide the Bank within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

(b) Interim Financial Statements. Provide the Bank within 45 days of each month end, the Borrower's interim financial statements certified as correct in form acceptable to the Bank.

(c) Borrowing Base Certificate. Provide the Bank within 30 days of each month end a Borrowing Base Certificate in the form of Exhibit A-2, certified as correct by an officer of the Borrower.

(d) Accounts Receivable Aging. Provide the Bank within 45 days of each quarter end, an accounts receivable aging report in form acceptable to the Bank and certified as correct by an officer of the Borrower acceptable to the Bank.

(e) Notices of Default. Provide the Bank prompt written notice of: 1) any event which has or might after the passage of time or the giving of notice, or both, constitute an event of default under any of the Documents; 2) any future event that would cause the representations and warranties contained in this Agreement to be untrue when applied to the Borrower's circumstances as of the date of such event; 3) its discovery of any unpermitted release, emission, discharge or disposal of any material of environmental concern; or 4) its receipt of a claim from any governmental entity or third party alleging noncompliance with environmental laws applicable to its operations or properties.

(f) Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

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7.2      Financial Covenants

(a) Tangible Net Worth. Maintain a positive Tangible Net Worth as of the end of each fiscal year that is no less than the Borrower's Tangible Net Worth as of fiscal year end 1995.

         "Tangible Net Worth" means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2)
         receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

(b) Total Liabilities to Tangible Net Worth Ratio. Maintain a ratio of total liabilities to Tangible Net Worth of less than 2.20 to 1.0 as of the end of each fiscal year.

(c) Net Profit. Achieve a positive after-tax net profit as of each fiscal year end.

(d) Current Ratio. Maintain a ratio of Current Assets to Current Liabilities of at least 1.2 to 1.0 as of the end of each fiscal year.

         "Current Assets" means current assets less receivables and investments in or other amounts due from any shareholder, director, officer, employee or any person or entity related to or affiliated with the Borrower.

         "Current Liabilities" means current liabilities less any portion of such current liabilities that constitute Subordinated Debt.

(e) Debt Service Coverage Ratio. Maintain a ratio of Traditional Cash Flow plus interest expense to Current Maturities of Long Term Debt plus interest expense of at least 1.2 to 1.0 as of the end of each fiscal year.

         "Traditional  Cash Flow" means the aggregate  amount of the  following:
         (1) net income after taxes; (2) amortization expense; (3) depreciation and depletion expense; (4) deferred tax expense and (5) similar non-cash charges against income which the Bank determines in its discretion to be appropriate "add-backs."

         "Current Maturities of Long Term Debt" means that portion of the Borrower's long term debt and capital leases payable within 12 months of the determination date.

7.3      Other Covenants

(a)      Additional Borrowing.  Refrain from incurring any indebtedness except:

         (i)      Trade credit incurred in the ordinary course of business.

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          (ii)  Indebtedness  expressly  subordinated  to the Bank in a  writing acceptable to the Bank.

          (iii) Indebtedness in existence on the date of this Agreement and disclosed in advance to the Bank in writing.

          (iv) Purchase money indebtedness (including capitalized leases) for the acquisition of fixed assets, provided that the total principal amount outstanding at any one time does not exceed $30,000.00.

(b) Other Liens. Refrain from allowing any security interest or lien on property it owns now or in the future, except:

          (i) Liens in favor of the Bank.

          (ii) Liens for taxes not delinquent or which the Borrower is contesting in good faith.

          (iii) Liens outstanding on the date of this Agreement and disclosed in advance to the Bank in writing.

          (iv) Liens which secure purchase money indebtedness allowed under this Agreement.

(c) Insurance. Cause its properties to be adequately insured by a reputable insurance company against loss or damage and to carry such other insurance (including business interruption, flood, or environmental risk insurance) as is usually carried by persons engaged in the same or similar business. Such insurance must, with respect to the Bank's collateral security, include a lender's loss payable endorsement in favor of and in form acceptable to the Bank.

(d) Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

(e)  Deposit Accounts. Maintain its principal deposit accounts with the Bank.

(f) Merger. Refrain from consolidating, merging, pooling, syndicating or otherwise combining with any other entity.

(g) Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

(h) Books and Records. Maintain adequate books and records and refrain from making any material changes in its accounting procedures whether for tax purposes or otherwise.

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(i)  Compliance  with  Laws.  Comply  in all  material  respects  with  all laws applicable to its business and the ownership of its property.

(j) Preservation of Rights. Maintain and preserve all rights, privileges, charters and franchises it now has.

         These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower will be made in the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under Section 8 of this Agreement.

8.       EVENTS OF DEFAULT AND REMEDIES

8.1      Default

         The Line is a conditional line of credit and may be terminated by the Bank at any time in its discretion. Without prejudice to the conditional nature of the Line, upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare the Line to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note to be immediately due and payable:

(a) Default by the Borrower in the payment when due of any principal or interest due under the Revolving Note and continuance for 10 days.

(b) Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than 30 days.

(c) Default by the Borrower in the observance or performance of any covenant or agreement contained in the Documents, or any of them, excluding this Agreement, after giving effect to any applicable grace period.

(d) Default by the Borrower in any agreement with the Bank or any other lender that relates to indebtedness or contingent liabilities which would allow the maturity of such indebtedness to be accelerated.

(e) Any representation or warranty made by the Borrower to the Bank is untrue in any material respect.

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(f)  Any litigation or governmental  proceeding  against the Borrower seeking an amount that would have a material adverse effect upon the Borrower and which is not insured or subject to indemnity by a solvent third party either 1) results in a judgment in an amount that would have a material adverse effect upon the Borrower or 2) remains unresolved on the earlier of the completion of discovery or on the 270th day following its commencement, unless as of that date no judgment has been rendered and the contingent liability arising as a result is classified as "remote" by the Borrower's counsel as that term is defined in FASB 5, in a signed opinion addressed to the Bank.

(g) A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is served upon the Bank for the attachment of property of the Borrower in the Bank's possession or indebtedness owed to the Borrower by the Bank.

(h) A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

8.2      Immediate Default

         If, with or without the Borrower consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, then the Line shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Documents will become immediately due and payable without notice or demand.

9.       MISCELLANEOUS.

(a) 360 Day Year. All interest and fees due under this Agreement will be calculated on the basis of actual days elapsed in a 360 day year.

(b) GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all calculations for compliance with financial covenants will be made using generally accepted accounting principles consistently applied ("GAAP").

(c) No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

(d) Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

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(e)      Binding  Effect;  Assignment.  This  Agreement  and the  Documents  are
         binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

(f) Minnesota Law. This Agreement and the Documents will be governed by the substantive laws of the State of Minnesota.

(g) Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

(h) Integration. This Agreement and the Documents describe the entire understanding and agreement of the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing.

Address for notices to Bank:               Address for notices to Borrower:

Norwest Bank Minnesota south,              Winland Electronics, Incorporated
  National Association                     1950 Excel Drive
Second and Hickory Street                  Mankato, Minnesota  56001
Mankato, Minnesota  56002-0168

Attention:  Michael L. King,               Attention:  W. Kirk Hankins, Sr.
            Vice President                             President

Norwest Bank Minnesota South,              Winland Electronics, Incorporated
  National Association

By: /s/ Michael L. King                    By: /s/ W. Kirk Hankins

Michael L. King, Vice President            W. Kirk Hankins, Sr., President


                                       By:
                                      Its:

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                                   EXHIBIT A-1

                            BORROWING BASE DEFINITION


"Borrowing Base" means the sum of 80% of Eligible Accounts Receivable (as defined below) plus 60% of Eligible Inventory (as defined below).

Eligible Accounts Receivable means all accounts receivable except those which are:

         1)       Greater than 90 days past the invoice date.
         2) Due from an account debtor, 10% or more of whose accounts owed to the Borrower are more than 90 days past the invoice date.
         3)       Subject to offset or dispute.
         4) Due from an account debtor who is subject to any bankruptcy proceeding.
         5) Owed by a shareholder, subsidiary, affiliate, officer or employee of the Borrower.
         6) Not subject to a perfected first lien security interest in favor of the Bank.
         7) Due from an account debtor located outside the United States and not supported by a standby letter of credit acceptable to the Bank.
         8)       Due from a unit of government, whether foreign or domestic.
         9) Otherwise deemed ineligible by the Bank in its reasonable discretion.

Eligible Inventory means all inventory of the Borrower, at the lower of cost or market as determined by generally accepted accounting principals, except inventory which is:

         1)    In transit; or located at any warehouse not approved by the Bank.
         2) Covered by a warehouse receipt, bill of lading or other document of title.
         3) On consignment to or from any other person or subject to any bailment.
         4) Damaged, obsolete or not salable in the Borrower's ordinary course of business.
         5) Subject to a perfected first lien security interest in favor of any third party.
         6)    Supplies or parts inventory.
         7)    [Deleted]
         8) Otherwise deemed ineligible by the Bank in its reasonable discretion.




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                                   EXHIBIT A-2

                        WINLAND ELECTRONICS, INCORPORATED

                           BORROWING BASE CERTIFICATE

To:      Norwest Bank Minnesota South,
           National Association
         Second and Hickory Street
         Mankato, Minnesota  56002-0168
         (the "Bank")

Winland Electronics, Incorporated (the "Borrower") certifies that the following computation of the Borrowing Base was performed as of __________________ in accordance with the Borrowing Base definitions set forth in Exhibit A-1 to the Credit Agreement between the Bank and the Borrower dated January 31, 1996.

Total Accounts Receivable                        $

   Less:    1) Greater than 90 days in age       $

            2) Other ineligibles                 $

Eligible Accounts Receivable                     $

80% of Eligible Accounts Receivable                               $

Total Inventory                                  $

         Less:  Ineligible Inventory             $

Eligible Inventory                               $

         60% of Eligible Inventory                               $

         Total Borrowing Base                                    $

         Total Line Outstandings                                 $

         Excess (Deficit)                                        $


WINLAND ELECTRONICS, INCORPORATED


By:

Its:


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                                    EXHIBIT B

              CONDITIONS PRECEDENT TO INITIAL ADVANCE AND SECURITY


Note

The Revolving Note

Security Documents

Security Agreement. A Security Agreement signed by the Borrower granting the Bank a first lien security interest in the Borrower's accounts, inventory, equipment and general intangibles. The Borrower will also execute financing statements sufficient to perfect the security interest granted to the Bank.

Landlord's Waiver. A landlord's consent agreement for any personal property in which the Bank has been granted a security interest that is located on real property not owned by the --------------------------

Other

Arbitration Agreement. The Bank's standard form of Arbitration Agreement signed by the Bank and Borrower, subjecting to binding arbitration potential controversies between the Bank and Borrower relating to the Documents and the Agreement, as more fully described in the Arbitration Agreement.

CONDITIONS PRECEDENT TO ALL ADVANCES

Borrowing Base Certificate. Concurrent with each request for credit under the Line, the Borrower will deliver a Borrowing Base Certificate to the Bank in the form of Exhibit A-2, unless the Bank is in possession of a Borrowing Base Certificate current within 0 days of the requested advance.



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                                    EXHIBIT C

                         REPRESENTATIONS AND WARRANTIES


Organizational Status. The Borrower is a corporation duly formed and in good standing under the laws of the State of Minnesota.

Authorization. This Agreement, and the execution and delivery of the Documents required hereunder, is within the Borrower's powers, has been duly authorized and does not conflict with any of its organizational documents or any other agreement by which the Borrower is bound, and has been signed by all persons authorized and required to do so under its organizational documents.

Financial Reports. The Borrower has provided the Bank with its annual audited financial statement dated December 31, 1994 and its unaudited interim financial statement dated December 31, 1995, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with GAAP.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

Taxes.  The Borrower has paid when due all federal, state and local taxes.

No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

ERISA. The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental entity.

Environmental Matters. 1) The Borrower is in compliance in all material respects with all health and environmental laws applicable to the Borrower and its operations and knows of no conditions or circumstances that could interfere with such compliance in the future; 2) the Borrower has obtained all environmental permits and approvals required by law for the operation of its business; and 3) the Borrower has not identified any "recognized environmental conditions", as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the Borrower to enforcement action if brought to the attention of appropriate governmental authorities.